  Exhibit 99.1
NOVUSTERRA INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(Adopted as of April 15th, 2021)

The Board of Directors (the “Board”) of Novusterra Inc. (the “Company”) has established the Audit Committee of the Board (the “Committee”) with authority, responsibility and specific duties as described in this Audit Committee Charter (this “Charter”).

I.
Purposes

The purposes of the Committee are to:

A.
Oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements.

B.
Assist the Board in fulfilling its oversight responsibilities regarding the:

o
Integrity of the Company’s financial statements;

o
Company’s compliance with legal and regulatory requirements;

o
Qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (the “independent registered public accounting firm”); and

o
Effectiveness and performance of the Company’s internal audit function;

C.
Annually, prepare an Audit Committee Report and publish the report in the Company’s proxy statement for its annual meetings of stockholders, in accordance with applicable rules and regulations; and

D.
Perform such other functions as the Board may assign to the Committee from time to time.

II.
Membership

Subject to applicable transition periods, the Committee must consist of not less than three members of the Board. Each member of the Committee must be “independent” as defined by the rules of the Securities and Exchange Commission (the “SEC”) and the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”); provided, however, that this requirement is subject to applicable transition periods. Each member of the Committee must meet the experience requirements of the NASDAQ, must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and at least one member of the Committee must be an “audit committee financial expert” (as defined by applicable rules of the SEC). Committee members may not simultaneously serve on the Audit Committees of more than two other public companies. Notwithstanding the foregoing membership requirements, no action of the Committee will be invalid by reason of any such requirement not being met at the time such action is taken.

The members of the Committee and its Chairman will be selected annually by the Board, based on the recommendation of the Nominating & Governance Committee, if such exists, or otherwise based on the recommendation of the Chairman of the Board and will serve at the pleasure of the Board. Any vacancy on the Committee will be filled by, and any member of the Committee may be removed by, an affirmative vote of a majority of the Board. If a Chairman is not designated by the Board or present at a meeting, the Committee may designate a Chairman by majority vote of the Committee members then in office.

III.
Authority and Responsibilities

The Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Committee. Without limiting the generality of the preceding statements, the Committee has the authority, and is entrusted with the responsibility, to take the following actions:

A.
Authority:

The Committee has the authority to:

1.
Conduct or authorize investigations into any matter, including, but not limited to, complaints relating to accounting, internal accounting controls or auditing matters, within the scope of the responsibilities delegated to the Committee as it deems appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

2.
Retain and determine funding for legal counsel, accounting experts and other advisors, including the sole authority to appoint or replace the independent registered public accounting firm (subject, if applicable, to stockholder ratification), as it deems necessary or appropriate to fulfill its responsibilities. The Committee may also utilize the services of the Company’s regular outside legal counsel or other advisors to the Company. The Company must provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to any independent registered public accounting firm engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; (b) compensation to any advisors employed by the Committee; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3.
Delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. However, subcommittees do not have the authority to engage independent legal counsel, accounting experts or other advisors unless expressly granted such authority by the Committee. Each subcommittee will keep minutes and regularly report to the Committee.

B.
Responsibilities:

The Committee’s responsibilities are limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with United States generally accepted accounting principles (“GAAP”) and applicable laws, rules and regulations. These are the responsibilities of management, the internal auditor and the independent registered public accounting firm.

Interaction with the Independent Registered Public Accounting Firm

1.
Appointment and Oversight. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm hired for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee and the independent registered accounting firm will discuss the firm’s responsibilities and the responsibilities of management in the audit process. The independent registered public accounting firm will report directly to the Committee and the Committee will routinely review such firm’s performance. In addition, the Committee will oversee the resolution of any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting.

2.
Pre-Approval of Services. Before the independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee must pre-approve the engagement. Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee. The Chairman of the Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and presented to the Committee at a subsequent meeting.

3.
Independence of Registered Public Accounting Firm. The Committee will, at least annually, review the independence and quality control procedures of the independent registered public accounting firm and the experience and qualifications of the independent registered public accounting firm’s senior personnel that are providing audit services to the Company. In conducting its review, the Committee will:

a.
Obtain and review a report prepared by the independent registered public accounting firm describing (i) the firm’s internal quality- control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, involving one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

b.
Discuss with representatives of the independent registered public accounting firm its independence from the Company, and obtain and review a written statement prepared by the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company, consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent registered public accounting firm’s communications with the Committee concerning independence, and consider the impact that any relationships or services may have on the objectivity and independence of the independent registered public accounting firm.

c.
If applicable, consider whether the provision by the independent registered public accounting firm of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm.

d.
Confirm with the independent registered public accounting firm that the firm is in compliance with the partner rotation requirements established by the SEC.

e.
Consider whether, in order to assure continuing independence of the independent registered public accounting firm, it is appropriate to adopt a policy of rotating the independent registered public accounting firm on a regular basis.

f.
Review and evaluate the lead partner of the independent registered public accounting firm.

Annual Financial Statements and Annual Audit

1.
Meetings with Management, the Independent Registered Public Accounting Firm and the Internal Auditor. The Committee will:

a.
Meet with management, the independent registered public accounting firm and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

b.
Review and discuss with management and the independent registered public accounting firm: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative treatments of financial information within GAAP on the Company’s financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

c.
Review and discuss the annual audited financial statements with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.
Separate Meetings with the Independent Registered Public Accounting Firm. The Committee will:

a.
Review with the independent registered public accounting firm any problems or difficulties the independent registered public accounting firm may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the independent registered public accounting firm are: (i) any accounting adjustments that were noted or proposed by the independent registered public accounting firm but were “passed” (as immaterial or otherwise); (ii) any communications between the audit team and the independent registered public accounting firm’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent registered public accounting firm to the Company. The Committee will obtain from the independent registered public accounting firm assurances that Section 10A(b) of the Securities Exchange Act of 1934, as amended has not been implicated. The review should also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

b.
Discuss with the independent registered public accounting firm the report that such firm is required to make to the Committee regarding: (i) all accounting policies and practices to be used that the independent registered public accounting firm identifies as critical; (ii) all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed among management and the independent registered public accounting firm, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm; and (iii) all other material written communications between the independent registered public accounting firm and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal control over financial reporting, the independent registered public accounting firm’s engagement letter, the independent registered public accounting firm’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and classifications not recorded, if any.

c.
Discuss with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16.

3.
Recommendation to Include Financial Statements in Annual Report. The Committee will, based on the review and discussions in paragraphs 1(c) and 2(c) of this “Annual Financial Statements and Annual Audit” section, and based on the disclosures received from the independent registered public accounting firm regarding its independence and discussions with representatives of the firm regarding such independence pursuant to subparagraph 3(b) of the “Interaction with the Independent Registered Public Accounting Firm” section, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

1.
Meetings with Management and the Independent Registered Public Accounting Firm. The Committee will review and discuss the quarterly financial statements with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

1.
Appointment and Removal. Each year, the Committee will review and advise the Board on the selection and removal of the internal audit director.

2.
Performance. Each year, the Committee will review the activities and structure of the internal audit function.

Separate Meetings with the Internal Auditor. The Committee will periodically meet separately with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant the Committee’s attention. In addition, the Committee will discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

1.
The Committee will review with management and the independent registered public accounting firm the Company’s earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non- GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the types of presentations to be made).

2.
The Committee will review, approve or ratify related party transactions as set forth in the Company’s Related Persons Transactions Policy.

3.
The Committee will discuss with management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

4.
The Committee will discuss with the Company’s Compliance Officer, which shall be the Company’s General Counsel or other officer as designated by the Board, or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

5.
The Committee will request assurances from management, the independent registered public accounting firm and the Company’s internal auditors that any foreign subsidiaries and/or foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

6.
The Committee will meet separately with management on a periodic basis to discuss matters related to the Company’s internal control over financial reporting and other matters related to the Company’s internal audit function.

7.
Once required, the Committee will review and discuss with management and the independent registered public accounting firm the Company’s report on internal control over financial reporting prior to filing the Company’s Annual Report on Form 10-K.

8.
The Committee will discuss with management the Company’s guidelines and policies with respect to risk assessment and risk management. In addition, the Committee will discuss with management the Company’s significant financial risk exposures and the actions management has taken to monitor and control such exposures.

9.
The Committee will set clear hiring policies for employees or former employees of the Company’s independent registered public accounting firm.

10.
The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee will also establish procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

11.
The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding potential violations of applicable laws, rules and regulations or of the Company’s codes, policies and procedures. The Committee will also establish procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable compliance matters.

12.
The Committee will prepare for inclusion in the Company’s proxy statement for its annual meeting of stockholders the report required by the rules of the SEC.

13.
The Committee will review with the Company’s Compliance Officer the Company’s Code of Conduct and its enforcement at least annually.

14.
The Committee will review with the Company’s Compliance Officer the Company’s Financial Code of Ethics and its enforcement at least annually.

15.
The Committee will review the adequacy and succession planning of the Company’s accounting and financial personnel at least annually.

16.
The Committee will review disclosures by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein.

IV. Procedures

A.
Meetings. The Committee will meet at the call of its Chairman, two or more members of the Committee or the Chairman of the Board. The Committee will meet on at least a quarterly basis (prior to the filing of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K with the SEC) and may meet more frequently as circumstances dictate. Meetings of the Committee may be in person, by conference call or video or by unanimous written consent, in accordance with the Company’s Bylaws. Meetings of the Committee will be held at such time and place, and upon such notice, as its Chairman may from time to time determine. The Committee will keep such records of its meetings as it deems appropriate.

Meetings may, at the discretion of the Committee, include other directors, members of the Company’s management, independent advisors and consultants, representatives of the Company’s independent registered public accounting firm, the Company’s internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Those in attendance may observe meetings of the Committee, but may not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event are not entitled to vote. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any director that is not a member of the Committee.

B.
Quorum and Approval. A majority of the Committee’s members will constitute a quorum. The Committee will act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. The Committee may also act by unanimous written consent in lieu of a meeting.

C.
Rules. The Committee may determine additional rules and procedures, including designation of a Chair pro tempore in the absence of its Chairman and designation of a secretary of the Committee at any meeting thereof.

D.
Reports. The Committee will maintain minutes of its meetings and make regular oral or written reports to the Board, directly or through its Chairman, of its actions and any recommendations to the Board. These reports will include a discussion of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

E.
Review of Charter. Each year, the Committee will review the need for changes in this Charter and recommend any proposed changes to the Board for approval.

F.
Performance Review. Each year, the Committee will review and evaluate its own performance and will submit itself to a review and evaluation by the Board.

G.
Fees; Reimbursement of Expenses. Each member of the Committee as well as the Chairman will be paid the fee set by the Board for his or her services as a member, or Chairman, as the case may be, of the Committee. Subject to the Company’s Corporate Governance Guidelines and other policies, Committee members, including the Chairman, will be reimbursed by the Company for all reasonable expenses incurred in connection with their duties as Committee members, or as Chairman.

V. Posting Requirement

The Company will make this Charter available on or through the Company’s website as required by applicable rules and regulations. In addition, the Company will disclose in its proxy statement for its annual meeting of stockholders or in its Annual Report on Form 10-K, as applicable, that a copy of this Charter is available on the Company’s website and provide the website address.

* * *

While the Committee members have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the Committee members, except to the extent otherwise provided under applicable federal or state law. Further, nothing in this Charter is intended to preclude or impair the protection provided in Florida, Indiana, Kentucky, West Virginia state law (or any other jurisdiction) for good faith reliance by Committee members on reports or other information provided by other.